SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2007

PRIMEDIA Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	1-11106	13-3647573
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

745 FIFTH AVENUE, NEW YORK, NEW YORK
(Address of principal executive offices)

10151
(Zip Code)

Registrant’s telephone number, including area code (212) 745-0100

Item 1.01 Entry into a Material Definitive Agreement

On May 13, 2007, PRIMEDIA Inc. (the "Company") entered into a Stock Purchase Agreement (the "SPA") with Source Interlink Companies, Inc. (“Source”) pursuant to which Source will acquire the Company's Enthusiast Media division ("PEM") for $1,177,900,000 (the "Transaction") in cash at closing. In addition, Source will assume the obligation to make certain earn-out payments relating to PEM's Automotive.com division.  The Transaction is subject to customary closing conditions, including the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and is expected to close in the third quarter 2007.

The Company expects to have approximately $1,150,000,000 in net proceeds after payment of fees and expenses as a result of the Transaction and intends to use such proceeds to retire the Company's indebtedness by paying down any funds outstanding under the Company's credit facility, redeeming each of the Senior Floating Rate Notes due 2010 and 8 7/8% Senior Notes due 2013 and tendering for the 8% Senior Notes due 2011.  Although the parties agreed to make an election under Section 338(h)(10) of the Internal Revenue Code in connection with the Transaction, the Company expects to have significant net operating loss carryforwards following the consummation of the Transaction.

On May 13, 2007, in connection with the execution of the SPA, certain stockholders of the Company affiliated with Kohlberg Kravis Roberts & Co. (the "KKR Stockholders") unaninimously consented to the Transaction.  Certain directors of the Company are affiliates of the KKR Stockholders.  As of the date hereof, the KKR Stockholders own approximately 61% of the outstanding shares of common stock of the Company.  As a result of the foregoing, no stockholder vote is required in connection with the Transaction.  The Company will be filing an information statement with the Securities and Exchange Commission and distributing such information statement to holders of our common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIMEDIA Inc. (Registrant)

Date:	May 14, 2007	/s/ Jason S. Thaler
Jason S. Thaler
Senior Vice President, General Counsel